Exhibit 99.1

NEWS RELEASE

CONTACT:  John Maurer

Vice President,

Treasurer and Investor Relations

Foot Locker, Inc.

(212) 720-4092

FOOT LOCKER, INC. ANNOUNCES THE PROMOTIONS OF JAKE JACOBS AND

LEW KIMBLE TO EXECUTIVE VICE PRESIDENT

NEW YORK, NY, February 19, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced the promotion of Stephen D. (Jake) Jacobs to the position of Executive Vice President and Chief Executive Officer North America, and Lewis P. Kimble to the position of Executive Vice President and Chief Executive Officer International, both effective February 29.

“Jake Jacobs and Lew Kimble have done exceptional work leading their respective teams in the execution of the key initiatives of our strategic plan, and in the process of doing so they have contributed tremendously to the outstanding financial performance we have achieved as a Company over the last several years,” said Richard Johnson, President and Chief Executive Officer. “I am very pleased to announce the Board’s decision to recognize Jake’s and Lew’s leadership with these much-deserved promotions.”

Mr. Jacobs has been with the Company for 18 years in positions of increasing responsibility, most recently as President and Chief Executive Officer of Foot Locker North America. He previously served as President and Chief Executive Officer of Champs Sports. The leaders of each store division in North America will report to Mr. Jacobs, including:

Andrew Gray, Foot Locker U.S. and Lady Foot Locker

Bryon Milburn, Champs Sports

Christopher Santaella, Kids Foot Locker

Kenneth Side, Footaction

Franklin Bracken, Foot Locker Canada

Natalie Ellis, SIX:02

“Foot Locker, Inc.’s depth of talent around the globe is a tremendous strength, and I look forward to supporting each of these leaders in creating even stronger connections with our customers,” stated Mr. Jacobs. “Of particular note, we have created a new position focused on the development of our rapidly expanding Kids business, and separated the leadership of SIX:02 from Lady Foot Locker.”

Mr. Kimble has been with the Company for almost 40 years, having started has career as a store associate in 1976. He has served as President and Chief Executive Officer of Foot Locker Europe since 2010 and prior to that was Managing Director of Foot Locker Asia/Pacific. The leader of each division outside North America will report to Mr. Kimble, including:

Nicholas Jones, Foot Locker and Kids Foot Locker Europe

Bart de Wilde, Runners Point and Sidestep

Phillip Laing, Foot Locker Asia/Pacific

“Our new organizational structure will be a catalyst for us to deliver on our 2020 strategic initiative to aggressively pursue European expansion opportunities in both our stores and digital platforms,” said Mr. Kimble. “I am deeply grateful for the opportunity the Board has given me to take on an even larger role in driving our international growth initiatives.”

Foot Locker, Inc. is a specialty athletic retailer that, as of January 30, 2016, operated 3,383 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports, SIX:02, Runners Point, and Sidestep retail stores, as well as its direct-to-customer channels, including Eastbay.com, footlocker.com, and SIX02.com, the Company is a leading provider of athletic footwear and apparel.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120